Exhibit 3.1.1
CERTIFICATE OF AMENDMENT
OF
ETRE Residential, LLC

1.         The name of the limited liability company is ETRE Residential, LLC.
2.         The Certificate of Formation of the limited liability company is hereby amended to include the following additional Article FOURTH:
"FOURTH:    Pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act, the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular series of the limited liability company, whether such series is now authorized and existing pursuant to the limited liability company agreement of the limited liability company (such agreement, as the same may be amended, modified, restated or supplemented from time to time, the "Operating Agreement") or is hereafter authorized and existing pursuant to the Operating Agreement, shall be enforceable against the assets associated with that particular series only, and not against the assets associated with any other series of the limited liability company (or against the assets of the limited liability company generally), and, subject to the terms of the Operating Agreement, none of the debts, liabilities, obligation and expenses incurred by, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of that particular series."

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on May 14, 2015.

/s/ Paul Frischer
Authorized Person
Name:  Paul Frischer